Contact:	Chris Paterson
Chief Executive Officer
(954) 796-3651
cpaterson@careguide.com

CAREGUIDE ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

Company Receives Agreement from Lender to Extend Debt Facility to January 1, 2009

Coral Springs, FL (May 15, 2007) – CareGuide, Inc. (OTCBB: CGDE), a total population health management company, announced today its first quarter financial results.

For the quarter ended March 31, 2007, the Company reported a net loss of $2.7 million on revenues of $8.2 million compared with net income of $480 thousand on revenues of $15.7 million for the same quarter of the prior year. The revenue decline was primarily the result of the Company’s exit from its capitated risk contracts, which was completed by January 31, 2007. The capitated risk revenue for the quarters ended March 31, 2007 and 2006, was $3.1 million and $8.7 million, respectively.

Included in revenues for the quarter ended March 31, 2006, was $2.5 million of post-acute related administrative services only fee revenue, or ASO revenue, from a former capitated risk contract that was in transition to its final termination date of May 1, 2006, $1.2 million of ASO bonus revenue related to a performance-based contract that was in connection with a former capitated risk contract, as well as $475 thousand of ASO revenue from a division of the Company that was closed as of December 31, 2006. After excluding these items that were included in ASO revenue for the three months ended March 31, 2006, but not for the three months ended March 31, 2007, ASO revenue increased by $2.3 million to $5.1 million for the quarter ended March 31, 2007, from $2.8 million for the quarter ended March 31, 2006. A significant portion of this increase was due to the $1.2 million of ASO revenue for the quarter ended March 31, 2007, from customers the Company acquired through its merger with Haelan Corporation, which was completed in December 2006. Finally, CareGuide realized an EBITDA loss of $1.6 million compared with positive EBITDA of $1.3 million for the quarter ended March 31, 2006.

“The first two quarters of 2007 will reflect costs associated with the significant restructuring initiatives that CareGuide has recently undertaken,” stated Chris Paterson, chief executive officer. “In addition to severance costs related to reductions in our headcount in recent months, we are seeing the short-term effect of the termination of our risk-based contracts and the conversion of the business model to one in which we do not bear any risk for provider claims. This positive step has resulted in a significant decrease in our revenues, but it has also reduced our expenses, since we are no longer responsible for the payment of claims. Every one of our contracts today is ASO, and we believe that investors can now compare our revenue and business model to those of disease management companies rather than insurance companies.”

Mr. Paterson added, “By the fourth quarter of 2007, we expect to be generating positive cash flow from operations, and we expect to have positive net income for the fourth quarter of 2007. Based on our current contracts, we believe that our gross margin could be over 40% by that point, reflecting the better income opportunity with ASO contracts, as well as the actions we have taken to streamline operations and eliminate costs that were related to the provision of risk-based services.” The Company previously disclosed that anticipated cost savings from its organizational restructuring efforts are expected to be

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CGDE Announces First Quarter 2007 Financial Results

May 15, 2007

approximately $4.0 million on an annualized basis. The Company expects to realize restructuring charges of approximately $500 thousand during 2007 related to these restructuring initiatives, which are anticipated to be complete by the end of the third quarter of 2007.

CareGuide also announced today that Comerica Bank, the lender on the Company’s current $8.0 million line of credit facility, has agreed to extend the maturity date on the credit facility from October 1, 2007 to January 1, 2009, subject to the negotiation and execution of definitive documentation and the receipt of necessary consents. The Company is also in discussions with Comerica regarding a potential expansion of the credit facility.

Julie Meek, DNS, who was named chief operating officer of CareGuide last month, is leading key restructuring efforts, as well as the integration of the Company’s legacy products with those acquired through the merger with Haelan. According to Meek, “We have product solutions that we believe go so much further than traditional disease management approaches. We seek to identify and engage many more people in need, and consequently we are seeing our solutions bend the medical inflation trend of the entire health plan population rather than for just a subset of people with illnesses. We think we have something special here, and now we have to go out and tell people about it.”

The Company recently announced the results of a case study of 10 customers who are using its One Care Street™ solution. The study reported year-over-year medical cost decreases averaging 5.1% for the 10 customers as compared with medical cost increases of 6% to 8% commonly experienced by employers.

Presented below is a reconciliation of (loss) income from continuing operations, which we believe to be the most comparable GAAP measure, to EBITDA (loss) income from continuing operations:

(dollars in thousands)	Quarter Ended March 31,
	2007	2006
(Loss) income from continuing operations, GAAP basis	$ (2,722)	$ 480
Depreciation and amortization	762	523
Interest income	(104)	(110)
Trading portfolio (gain) loss	(22)	16
Interest expense	489	428
Income tax expense (benefit)	44	(21)
EBITDA (loss) income from continuing operations, non-GAAP basis	$ (1,553)	$ 1,316

The Company’s management will host a conference call and webcast to discuss the earnings release at 11:00 a.m. Eastern time on Wednesday, May 16, 2007. To participate in the call, participants should dial 1-212-896-6121 approximately ten minutes prior to the start time of the call. A telephonic replay of the call may be accessed by dialing 1-800-633-8284 and entering access code 21339411. The replay will be available from 1:00 p.m. Eastern time on Wednesday, May 16, 2007, through 6:00 p.m. on Thursday, May 17, 2007. The conference call will also be available for 30 days through the Company’s website at www.careguide.com and at www.earnings.com.

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CGDE Announces First Quarter 2007 Financial Results

May 15, 2007

Headquartered in Coral Springs, Florida, CareGuide delivers health optimizing solutions that represent the next generation of disease management. CareGuide distinguishes itself by combining high human touch with technology to identify, engage, and help individuals in need – the Company’s focus is to find more, miss fewer, and help better. Because of its unique One Care Street™ approach, CareGuide can identify an unprecedented two thirds of the next group of near term high utilizers of medical services, providing the opportunity to impact the medical trend of the entire population in a health plan or employer group. Visit www.careguide.com for more information.

This release contains information about management’s view of the Company’s future expectations, financial results, plans and prospects, the realization of expected cost savings as a result of restructuring initiatives, enhancement of the Company’s gross margins, improvement of operating cash flow, prospects for growth of the Company’s ASO business and improvement of its operating results in future periods, prospects for extending and expanding the Company’s line of credit facility and the availability of capital, and the impact of the Company’s product offerings on customer healthcare costs, that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the Company’s financial condition, its ability to realize expense savings and to operate more effectively following its restructuring efforts, its ability to extend and expand its line of credit facility (including the ability to obtain all necessary consents and guarantees of large stockholders), its ability to integrate and sell the Company’s legacy product offerings with the product offerings acquired through the Haelan merger, its ability to successfully transition to an ASO-based revenue model, its ability to compete with disease management companies and others in the healthcare industry, the competitive environment generally in the healthcare industry and the growth of the healthcare market, as well as other factors that are discussed in the Company’s Transition Report on Form 10-KSB for the nine months ended December 31, 2006, filed with the SEC on April  17, 2007, the Company’s Form 10-Q for the three months ended March 31, 2007, filed with the SEC on May 15, 2007, as well as other documents the Company files with the SEC.

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CGDE Announces First Quarter 2007 Financial Results

May 15, 2007

CAREGUIDE, INC. AND SUBSIDIARIES Consolidated Balance Sheets (Dollars in thousands, except shares and par values)
	March 31, 2007	Dec. 31, 2006
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$ 1,982	$ 5,975
Restricted cash available for current liabilities	3,006	4,717
Securities available for sale	24	24
Securities held for trading	306	284
Notes receivable	-	308
Accounts receivable, net of allowance for doubtful accounts of $585 and $544, respectively	3,866	3,503
Prepaid expenses and other current assets	449	587
Current assets of discontinued operations	343	344
Total current assets	9,976	15,742
Property and equipment, net	2,611	2,948
Intangibles and other assets, net	5,595	5,963
Goodwill	32,673	32,629
Restricted cash	909	908
Total assets	$ 51,764	$ 58,190

Liabilities and stockholders’ equity
Current liabilities:
Claims payable	$ 5,231	$ 7,260
Line of credit	8,000	8,000
Accounts payable and accrued expenses	4,358	4,932
Deferred revenue	177	1,500
Current tax liability	336	344
Current portion of lease obligations	372	365
Current liabilities of discontinued operations	417	425
Total current liabilities	18,891	22,826

Long-term liabilities:
Notes payable	6,601	6,520
Lease obligations, net of current portion	1,011	1,107
Deferred tax liability	7	7
Total liabilities	26,510	30,460

Commitments and contingencies

Stockholders’ equity:
Common stock, $.01 par value, 80,000,000 shares authorized; 67,538,976 shares issued and outstanding	675	675
Additional paid-in capital	62,717	62,474
Other comprehensive loss	(32)	(32)
Accumulated deficit	(38,106)	(35,387)
Total stockholders’ equity	25,254	27,730
Total liabilities and stockholders’ equity	$ 51,764	$ 58,190

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CGDE Announces First Quarter 2007 Financial Results

May 15, 2007

CAREGUIDE, INC. AND SUBSIDIARIES Unaudited Consolidated Statements of Operations (In thousands, except per share data)
	Three Months Ended March 31,
	2007	2006
Revenues:
Capitation revenue	$ 3,032	$ 8,705
Administrative and fee revenue	5,139	6,956
Total revenues	8,171	15,661
Cost of services – direct service costs, excluding depreciation and amortization of $583 and $340, respectively	6,735	11,731
Gross profit	1,436	3,930

Operating costs and expenses:
Selling, general and administrative expense	2,989	2,614
Depreciation and amortization	762	549
Total operating costs and expenses	3,751	3,163

Operating (loss) income from continuing operations	(2,315)	767

Other income (expense):
Interest and other income	104	110
Trading portfolio gain (loss)	22	(16)
Interest expense	(489)	(402)
(Loss) income from continuing operations before income taxes and discontinued operations	(2,678)	459

Income tax (expense) benefit	(44)	21
(Loss) income from continuing operations	(2,722)	480
Income from discontinued operations	3	-
Net (loss) income	(2,719)	480
Accretion of preferred stock	-	(11)
Net (loss) income attributable to common stockholders	$ (2,719)	$ 469
Net comprehensive (loss) income attributable to common stockholders	$ (2,719)	$ 468

Net (loss) income per common share-basic and diluted:
(Loss) income from continuing operations	$ (0.04)	$ 0.01
Discontinued operations	-	-
Net (loss) income	$ (0.04)	$ 0.01

Weighted average common shares outstanding:
Basic	67,539	51,072
Diluted	67,539	57,514

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CGDE Announces First Quarter 2007 Financial Results

May 15, 2007

CAREGUIDE, INC. AND SUBSIDIARIES Unaudited Consolidated Statements of Cash Flows (Dollars In thousand)
	Three Months Ended March 31,
	2007	2006
Cash provided by (used in) operating activities:
Cash received from customers	$ 6,483	$ 11,534
Direct provider costs and claims settlements paid	(4,560)	(4,711)
Salary and benefits paid	(4,021)	(4,222)
Rent expense paid	(391)	(500)
Professional fees paid	(561)	(27)
Other operating expenses paid	(2,742)	(1,227)
Other income received	104	110
Interest expense paid	(191)	(166)
Income taxes paid	(51)	(4)
Net cash (used in) provided by operating activities	(5,930)	787

Cash provided by (used in) investing activities:
Purchases of property and equipment	(38)	(30)
Restricted deposits, net	1,710	1,099
Collection of notes receivable	310	-
Cash (used in) acquired in merger, net of acquisition costs	(45)	4,327
Net cash provided by investing activities	1,937	5,396

Cash used in financing activities:
Principal payments of capital lease obligations	-	(120)
Net cash used in financing activities	-	(120)

Net (decrease) increase in cash and cash equivalents	(3,993)	6,063
Cash and cash equivalents, beginning of period	5,975	2,336
Cash and cash equivalents, end of period	$ 1,982	$ 8,399
Reconciliation of net (loss) income to net cash (used in) provided by operating activities:
Net (loss) income	$ (2,719)	$ 480
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	762	549
Stock option compensation	25	30
Amortization of warrants	218	229
Interest expense on notes payable	80	-
Additional (loss) income from subleases	(121)	310
Increase in accounts receivable	(362)	(355)
Decrease in prepaid expenses and other current assets	133	186
Decrease in claims payable	(2,029)	(1,169)
Decrease (increase) in accounts payable and accrued expenses	(556)	106
(Decrease) increase in deferred revenue	(1,323)	429
Decrease in other assets	-	74
Reverse trading portfolio (gain) loss	(22)	16
Decrease in current tax liability	(7)	-
Deferred tax benefit	-	(98)
Decrease in current liabilities of discontinued operations	(9)	-
Net cash (used in) provided by continuing operations	$ (5,930)	$ 787

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